Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235
Registration Statement No. 333-199817

November 21, 2014

PROSPECTUS SUPPLEMENT NO. 14 TO THE JUNE PROSPECTUS (AS DEFINED BELOW)
PROSPECTUS SUPPLEMENT NO. 2 TO THE NOVEMBER PROSPECTUS (AS DEFINED BELOW)

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014, August 8, 2014, September 26, 2014, October 1, 2014, October 8, 2014, October 21, 2014, October 30, 2014, November 4, 2014, November 6, 2014 and November 17, 2014 (the “June Prospectus”) to allow the selling stockholders named in the June Prospectus (the “June Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the June Prospectus (the “June Shares”) were issued by us to the June Selling Stockholders in a private placement on May 20, 2014, as more fully described in the June Prospectus.

25,465,024 Shares of Common Stock

This prospectus supplement also amends our prospectus dated November 12, 2014, as supplemented on November 17, 2014 (the “November Prospectus,” and together with the June Prospectus, the “Prospectuses”) to allow the selling stockholders named in the November Prospectus (the “November Selling Stockholders,” and together with the June Selling Stockholders, the “Selling Stockholders”) to resell, from time to time, up to 25,465,024 shares of our common stock. The shares of our common stock covered by the November Prospectus (the “November Shares,” and together with the June Shares, the “Shares”) were issued by us to the November Selling Stockholders in a private placement on October 8, 2014 and November 6, 2014, as more fully described in the November Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Reports on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2014, which are both set forth below. This prospectus supplement should be read in conjunction with the Prospectuses, which are to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on November 20, 2014 was $25.74 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on pages 6 and 19 of the June Prospectus and November Prospectus, respectively, and under similar headings in any amendments or supplements to the Prospectuses, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

            You should rely only on the information contained in the Prospectuses, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the Selling Stockholders have authorized anyone to provide you with different information.  The Selling Stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement is November 21, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 on Form 8-K/A (this “Amendment No. 1”) is being filed to amend the Current Report on Form 8-K filed by Platform Specialty Products Corporation (“Platform”) with the Securities and Exchange Commission (the “SEC”) on November 3, 2014 (the “Original Form 8-K”).

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information

As previously disclosed in the Original Form 8-K, on November 3, 2014, Platform completed the previously-announced acquisition of the agrochemicals business, Chemtura AgroSolutions, of Chemtura Corporation, a Delaware corporation (“Chemtura”) pursuant to the Stock and Asset Purchase Agreement dated April 16, 2014, between Platform and Chemtura (the “CAS Acquisition”).

Platform filed the Original Form 8-K with Platform’s unaudited pro forma combined consolidated balance sheet of Platform as of June 30, 2014 and the related unaudited pro forma combined consolidated statement of operations of Platform for the six month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the CAS Acquisition, the previously-announced proposed acquisition by Platform of Arysta LifeScience Limited (the “Arysta Acquisition”) and the related financings (the “Pro Forma Financial Information”). For the year ended December 31, 2013, such pro forma financial information was also giving effect to the acquisition of MacDermid Holdings, LLC completed on October 31, 2013 (the “MacDermid Acquisition”) and the related financings.

The purpose of this Amendment No. 1 is to amend the Original Form 8-K by filing revised Pro Forma Financial Information reflecting revisions to certain pro forma adjustments contained in the Pro Forma Financial Information. A copy of the revised Pro Forma Financial Information is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 9.01(b). Other than as set forth above, no other changes have been made to the Original Form 8-K. This Amendment No. 1 speaks as of the filing date of the Original Form 8-K, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the Original Form 8−K except as stated above.

(d) Exhibits

Exhibit Number	Exhibit Title
99.1
Revised unaudited pro forma combined consolidated balance sheet of Platform as of June 30, 2014 and related revised unaudited pro forma combined consolidated statement of operations of Platform for the six month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the CAS Acquisition, the Arysta Acquisition and the related financings. For the year ended December 31, 2013, such pro forma financial information is also giving effect to the MacDermid Acquisition and the related financings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

November 21, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
99.1
Revised unaudited pro forma combined consolidated balance sheet of Platform as of June 30, 2014 and related revised unaudited pro forma combined consolidated statement of operations of Platform for the six month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the CAS Acquisition, the Arysta Acquisition and the related financings. For the year ended December 31, 2013, such pro forma financial information is also giving effect to the MacDermid Acquisition and the related financings.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2014

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 on Form 8-K/A (this “Amendment No. 1”) is being filed to amend the Current Report on Form 8-K filed by Platform Specialty Products Corporation (“Platform”) with the Securities and Exchange Commission (the “SEC”) on November 3, 2014 (the “Original Form 8-K”).

Item 8.01 Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on October 21, 2014 by Platform, Platform entered into a Share Purchase Agreement with Nalozo S.à.r.l., pursuant to which Platform agreed to acquire Arysta LifeScience Limited for approximately $3.51 billion, subject to customary closing conditions (the “Arysta Acquisition”). There can be no assurance that the proposed Arysta Acquisition will close, or be completed in the time frame, on the terms or in the manner currently anticipated.

Platform voluntarily filed the Original Form 8-K with Platform’s unaudited pro forma combined consolidated balance sheet of Platform as of June 30, 2014 and the related unaudited pro forma combined consolidated statement of operations of Platform for the six month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the Arysta Acquisition, the previously-announced acquisition by Platform of the agrochemicals business, Chemtura AgroSolutions, of Chemtura Corporation (the “CAS Acquisition) and the related financings (the “Pro Forma Financial Information”). For the year ended December 31, 2013, the Pro Forma Financial Information was also giving effect to the acquisition of MacDermid Holdings, LLC completed on October 31, 2013 (the “MacDermid Acquisition”) and the related financings.

The purpose of this Amendment No. 1 is to amend the Original Form 8-K by filing revised Pro Forma Financial Information reflecting revisions to certain pro forma adjustments contained in the Pro Forma Financial Information. A copy of the revised Pro Forma Financial Information is attached hereto as Exhibit 99.1 and is incorporated by reference in this Item 8.01. Other than as set forth above, no other changes have been made to the Original Form 8-K. This Amendment No. 1 speaks as of the filing date of the Original Form 8-K, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the Original Form 8−K except as stated above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Title
99.1
Revised unaudited pro forma combined consolidated balance sheet of Platform as of June 30, 2014 and related revised unaudited pro forma combined consolidated statement of operations of Platform for the six month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the Arysta Acquisition, the CAS Acquisition and the related financings. For the year ended December 31, 2013, such pro forma financial information is also giving effect to the MacDermid Acquisition and the related financings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

November 21, 2014	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
99.1
Revised unaudited pro forma combined consolidated balance sheet of Platform as of June 30, 2014 and related revised unaudited pro forma combined consolidated statement of operations of Platform for the six month period ended June 30, 2014 and the year ended December 31, 2013, in each case giving effect on a pro forma basis to the Arysta Acquisition, the CAS Acquisition and the related financings. For the year ended December 31, 2013, such pro forma financial information is also giving effect to the MacDermid Acquisition and the related financings.